Exhibit 99.1

Atkore International Group Inc. Announces Third Quarter 2017 Results

•	Diluted EPS increased to $0.41 from $0.33; Adjusted diluted EPS increased to $0.44 from $0.43;

•	Net income increased $6.8 million to $27.5 million from $20.6 million; Adjusted EBITDA of $62.0 million;

•	Net income margin increased to 6.9% from 5.2%; Adjusted EBITDA Margin of 15.6%;

•	Full-year Adjusted EPS guidance range revised to $1.37 - $1.45

HARVEY, IL. - August 8, 2017 (BUSINESS WIRE) - Atkore International Group Inc. (the "Company" or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2017 third quarter ended June 30, 2017 ("third quarter").

"We are pleased to deliver Adjusted EBITDA and EPS results that are in line with our guidance. Although we experienced challenging commercial environments and lower volumes due to continued soft market demand, we are optimistic about initial industrial and non-residential indicators pointing towards improving activity in the mid-term. In the meantime, Atkore’s productivity initiatives, including conversion costs, material usage and transactional process improvements, continue to favorably impact the bottom line. Additionally, our M&A process successfully completed two transactions focused on products with accretive margins, and we are building momentum to enhance our portfolio to better serve our customers,” commented John Williamson, Atkore's President and CEO.

2017 Third Quarter Results

	Three Months Ended
($ in thousands)	June 30, 2017	June 24, 2016	Change	% Change
Net sales
Electrical Raceway	$266,275	$259,826	$6,449	2.5%
Mechanical Products & Solutions	131,679	136,482	(4,803)	(3.5)%
Eliminations	(209)	(584)	375	*
Consolidated operations	$397,745	$395,724	$2,021	0.5%

Adjusted EBITDA
Electrical Raceway	$48,026	$52,438	$(4,412)	(8.4)%
Mechanical Products & Solutions	18,986	23,024	(4,038)	(17.5)%
Unallocated	(4,979)	(8,238)	3,259	*
Consolidated operations	$62,033	$67,224	$(5,191)	(7.7)%

* Not meaningful

Net sales for the third quarter remained relatively flat at $397.7 million, an increase of 0.5% compared to $395.7 million for the prior-year period due to higher net average selling prices resulting from the pass-through impacts of commodity costs partially offset by a decrease in sales volume.

Gross profit decreased by 16.8% to $92.8 million for the third quarter of 2017, as compared to $111.5 million for the prior-year period. Gross margin decreased to 23.3% in the third quarter from 28.2% in the prior-year period. Gross profit and gross margin were negatively impacted due to an increase in input costs that exceeded the increase in average selling prices for flexible electrical conduit and fittings, armored cable and fittings and mechanical pipe product categories driven by timing and the impact resulting from lower-of-cost-or-market inventory adjustments. The decrease is partially offset by productivity savings.

Net income increased $6.8 million to $27.5 million for the third quarter, as compared to $20.6 million for the prior-year period. The increase in net income was primarily driven by lower consulting fees of $13.7 million resulting from the termination of the CD&R consulting agreement and lower professional services of $4.2 million, both in connection with our IPO. Additionally, net income increased due to lower interest expense of $4.4 million resulting from lower debt and lower interest rates driven by our debt refinancing transactions on December 22, 2016 and a decrease in stock compensation expense of $1.8 million. The increase is partially offset by lower gross profit.

Exhibit 99.1

Adjusted EBITDA decreased 7.7%, or $5.2 million, to $62.0 million for the third quarter, as compared to $67.2 million for the prior-year period. Adjusted EBITDA margins decreased to 15.6%, as compared to 17.0% for the prior-year period. The net decrease was primarily due to an increase in input costs that exceeded the increase in average selling prices driven by timing and lower volume of products sold, partially offset by productivity savings.

Diluted earnings per share were $0.41 for the quarter compared to $0.33 in the prior-year period. Adjusted diluted earnings per share increased to $0.44 for the third quarter as compared to $0.43 for the prior-year period.

On May 18, 2017, the Company acquired all of the outstanding stock of Marco Cable Management, a designer and manufacturer of wire basket cable trays, PVC trunking and aluminum power poles. Marco Cable Management's product portfolio adds value to the Company's customers in the U.K. and expands its presence in the U.K. and Europe.

Segment Results

Electrical Raceway

Electrical Raceway net sales increased $6.4 million, or 2.5%, to $266.3 million for the third quarter, as compared to $259.8 million for the prior-year period, primarily resulting from our ability to pass through higher input costs, partially offset by lower volume of products sold.

Adjusted EBITDA decreased $4.4 million, or 8.4%, to $48.0 million for the third quarter, as compared to $52.4 million for the prior-year period, primarily due to lower volume of products sold and lower margins for flexible electrical conduit and fittings and armored cable and fittings products resulting from an increase in input costs that exceeded our increase in sales prices driven by the timing of the implementation of our pricing strategies, partially offset by improved manufacturing productivity.

Mechanical Products & Solutions ("MP&S")

MP&S net sales decreased $4.8 million, or 3.5%, to $131.7 million for the third quarter, as compared to $136.5 million for the prior-year period. The decrease was primarily due to lower volume of mechanical pipe products sold to the solar end-market, partially offset by increased average selling prices resulting from higher input costs.

Adjusted EBITDA decreased $4.0 million, or 17.5%, to $19.0 million for the third quarter as compared to $23.0 million for the prior-year period, primarily due to lower sales volumes of mechanical pipe products within the solar end-market, which are typically higher margin products and reduced gross margins, partially offset by productivity savings.

2017 Full-Year Guidance

The Company is updating its Adjusted EBITDA guidance range to $220.0 million - $228.0 million for 2017 and its Adjusted EPS guidance range to $1.37 - $1.45 primarily due to continued softness in the non-residential construction markets.

A reconciliation of the forward-looking full-year 2017 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Conference Call Information

Atkore management will host a conference call today, August 8, 2017, at 8 a.m. Eastern time, to discuss the Company's financial results. The conference call may be accessed by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international). The call will be available for replay until August 22, 2017. The replay can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13666738.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the company's website at http://investors.atkore.com.

Exhibit 99.1

About Atkore International Group Inc.

Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers' businesses and employs approximately 3,100 people at 52 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.

Contact:

Keith Whisenand
Vice President - Investor Relations
708-225-2124
KWhisenand@atkore.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

Exhibit 99.1

A number of important factors, including, without limitation, the risks and uncertainties discussed under the caption "Risk Factors" in our Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission ("SEC") on May 9, 2017 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the U.S. and international markets in which we operate; weakness or another downturn in the U.S. non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; challenges attracting and retaining key personnel or high-quality employees; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; our inability to introduce new products effectively or implement our innovation strategies; the inability of our customers to pay off the credit lines extended to them by us in a timely manner and the negative impact on customer relations resulting from our collections efforts with respect to non-paying or slow-paying customers; our inability to continue importing raw materials, component parts and/or finished goods; changes in legislation, regulation and government policy as a result of the 2016 U.S. presidential and congressional elections; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of liabilities in connection with violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; the significant influence the Clayton, Dubilier & Rice LLC investor will have continued to have over corporate decisions; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Exhibit 99.1

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business, and we use each in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income before: depreciation and amortization, loss (gain) on extinguishment of debt, interest expense (net), income tax expense, restructuring and impairments, stock-based compensation, certain legal matters, consulting fees, transaction costs, gain on sale of joint venture, other items, and the impact from our Fence and Sprinkler exit. Prior to fiscal 2017, net income was also adjusted to exclude net periodic pension benefit costs and the impact from anti-microbial coated sprinkler pipe, or "ABF" product liability. These costs are no longer an adjustment to EBITDA beginning in fiscal 2017. Prior fiscal years have not been restated for this change due to the relative insignificance and nature of the amounts. We believe Adjusted EBITDA, when presented in conjunction with comparable accounting principles generally accepted in the United States of America ("GAAP") measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Adjusted Net sales.

Net Income Margin

We define Net Income Margin as Net income as a percentage of Adjusted Net sales.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company's results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before consulting fees, loss (gain) on extinguishment of debt, stock-based compensation expense, gain on sale of joint venture, certain legal matters and other items, including the impact from our Fence and Sprinkler exit. We define Adjusted net income per share as basic and diluted earnings per share excluding the per share impact of consulting fees, loss (gain) on extinguishment of debt, stock-based compensation, gain on sale of joint venture, certain legal matters and other items, including the impact from our Fence and Sprinkler exit.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve month ("TTM") basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	June 30, 2017	June 24, 2016	June 30, 2017	June 24, 2016
Net sales	$397,745	$395,724	$1,108,127	$1,107,145
Cost of sales	304,920	284,203	835,348	831,805
Gross profit	92,825	111,521	272,779	275,340
Selling, general and administrative	42,455	64,392	138,036	162,412
Intangible asset amortization	5,546	5,566	16,628	16,655
Operating income	44,824	41,563	118,115	96,273
Interest expense, net	5,811	10,169	20,872	30,617
Loss (gain) on extinguishment of debt	—	—	9,805	(1,661)
Other expense (income), net	117	—	(5,657)	—
Income before income taxes	38,896	31,394	93,095	67,317
Income tax expense	11,431	10,749	29,313	24,093
Net income	$27,465	$20,645	$63,782	$43,224

Weighted-average common shares outstanding
Basic	63,817	62,492	63,239	62,491
Diluted	66,939	62,492	66,613	62,491
Net income per share
Basic	$0.43	$0.33	$1.01	$0.69
Diluted	$0.41	$0.33	$0.96	$0.69

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	June 30, 2017	September 30, 2016
Assets
Current Assets:
Cash and cash equivalents	$96,200	$200,279
Accounts receivable, less allowance for doubtful accounts of $1,073 and $1,006, respectively	210,290	192,090
Inventories, net	180,499	161,465
Assets held for sale	—	6,680
Prepaid expenses and other current assets	32,373	22,407
Total current assets	519,362	582,921
Property, plant and equipment, net	199,153	202,692
Intangible assets, net	249,037	254,937
Goodwill	118,790	115,829
Deferred income taxes	941	945
Non-trade receivables	6,999	7,244
Total Assets	$1,094,282	$1,164,568
Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$4,215	$1,267
Accounts payable	118,231	114,118
Income tax payable	1,069	2,326
Accrued compensation and employee benefits	22,579	34,331
Other current liabilities	44,629	52,780
Total current liabilities	190,723	204,822
Long-term debt	487,921	629,046
Deferred income taxes	11,539	12,834
Other long-term tax liabilities	6,838	6,838
Pension liabilities	34,395	35,172
Other long-term liabilities	19,495	18,610
Total Liabilities	750,911	907,322
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 64,075,590 and 62,458,367 shares issued and outstanding, respectively	642	626
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	419,717	398,292
Accumulated deficit	(49,360)	(113,142)
Accumulated other comprehensive loss	(25,048)	(25,950)
Total Equity	343,371	257,246
Total Liabilities and Equity	$1,094,282	$1,164,568

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended
(in thousands)	June 30, 2017	June 24, 2016
Operating activities:
Net income	$63,782	$43,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,242	40,064
Deferred income taxes	(1,748)	2,951
Loss (gain) on extinguishment of debt	9,805	(1,661)
Stock-based compensation expense	9,368	16,897
Other adjustments to net income	(2,457)	4,726
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	(16,481)	(19,485)
Inventories	(17,486)	(4,680)
Other, net	(19,242)	2,982
Net cash provided by operating activities	65,783	85,018
Investing activities:
Capital expenditures	(15,284)	(13,496)
Acquisition of businesses, net of cash acquired	(19,606)	—
Proceeds from sale of assets held for sale	3,024	—
Other, net	74	520
Net cash used for investing activities	(31,792)	(12,976)
Financing activities:
Repayments of short-term debt	(4,200)	(1,619)
Repayments of long-term debt	(639,850)	(20,075)
Issuance of long-term debt	498,750	—
Payment for debt financing costs and fees	(4,375)	—
Issuance of common shares	12,069	52
Other, net	(15)	(25)
Net cash used for financing activities	(137,621)	(21,667)
Effects of foreign exchange rate changes on cash and cash equivalents	(449)	136
(Decrease) increase in cash and cash equivalents	(104,079)	50,511
Cash and cash equivalents at beginning of period	200,279	80,598
Cash and cash equivalents at end of period	$96,200	$131,109
Supplementary Cash Flow information
Capital expenditures, not yet paid	$90	$406

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three Months Ended		Nine months ended
(in thousands)	June 30, 2017	June 24, 2016	June 30, 2017	June 24, 2016
Net income	$27,465	$20,645	$63,782	$43,224
Interest expense, net	5,811	10,169	20,872	30,617
Income tax expense	11,431	10,749	29,313	24,093
Depreciation and amortization	13,341	13,322	40,242	40,064
Loss (gain) on extinguishment of debt	—	—	9,805	(1,661)
Restructuring & impairments	(101)	326	700	2,395
Net periodic pension benefit cost	—	110	—	330
Stock-based compensation	3,064	4,854	9,368	16,897
ABF product liability impact	—	212	—	637
Consulting fee	—	13,675	—	15,425
Legal matters	—	1,300	7,501	1,300
Transaction costs	845	1,917	2,543	5,348
Gain on sale of joint venture	—	—	(5,774)	—
Other (a)	177	(10,055)	(10,306)	(5,842)
Impact of Fence and Sprinkler exit	—	—	—	811
Adjusted EBITDA	$62,033	$67,224	$168,046	$173,638

(a) Represents other items, such as lower-of-cost-or-market inventory adjustments, realized or unrealized gain (loss) on foreign currency transactions and release of certain indemnified uncertain tax positions.

ATKORE INTERNATIONAL GROUP INC.
SEGMENT INFORMATION

The following tables represent reconciliations of Adjusted net sales to net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three Months Ended
	June 30, 2017			June 24, 2016
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$266,275	$48,026	18.0%	$259,826	$52,438	20.2%
Mechanical Products & Solutions	131,679	$18,986	14.4%	136,482	$23,024	16.9%
Eliminations	(209)			(584)
Consolidated operations	$397,745			$395,724

	Nine months ended
	June 30, 2017			June 24, 2016
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Impact of Fence and Sprinkler exit	Adjusted net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$740,346	$133,210	18.0%	$714,724	$—	$714,724	$129,057	18.1%
Mechanical Products & Solutions	368,884	$53,831	14.6%	393,829	(7,816)	386,013	$64,725	16.8%
Eliminations	(1,103)			(1,408)	—	(1,408)
Consolidated operations	$1,108,127			$1,107,145	$(7,816)	$1,099,329

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED NET INCOME PER SHARE

The following table presents reconciliations for Adjusted net income to net income for the periods presented:

	Three Months Ended		Nine months ended
(in thousands, except per share data)	June 30, 2017	June 24, 2016	June 30, 2017	June 24, 2016 (b)
Net income	$27,465	$20,645	$63,782	$43,224
Stock-based compensation	3,064	4,854	9,368	16,897
Consulting fee	—	13,675	—	15,425
Loss (gain) on extinguishment of debt	—	—	9,805	(1,661)
Gain on sale of joint venture	—	—	(5,774)	—
Impact of Fence and Sprinkler exit	—	—	—	811
Legal matters	—	1,300	7,501	1,300
Other (a)	177	(10,055)	(10,306)	(5,842)
Pre-tax adjustments to net income	3,241	9,774	10,594	26,930
Tax effect	(1,160)	(3,284)	(3,188)	(9,426)
Adjusted net income	$29,546	$27,135	$71,188	$60,728

Weighted-Average Common Shares Outstanding
Basic	63,817	62,492	63,239	62,491
Diluted	66,939	62,492	66,613	62,491

Net income per share
Basic	$0.43	$0.33	$1.01	$0.69
Diluted	$0.41	$0.33	$0.96	$0.69

Adjusted Net income per share
Basic	$0.46	$0.43	$1.13	$0.97
Diluted	$0.44	$0.43	$1.07	$0.97

(a) Represents other items, such as lower-of-cost-or-market inventory adjustments, realized or unrealized gain (loss) on foreign currency transactions and release of certain indemnified uncertain tax positions.

(b) Prior year amounts have been revised for consistency to reflect the Company's election to treat all unusual legal matters and gains/losses on extinguishment of debt as an add-back to both Adjusted EBITDA and Adjusted Net Income.

ATKORE INTERNATIONAL GROUP INC.
LEVERAGE RATIO

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	June 30, 2017		September 30, 2016		September 25, 2015		September 26, 2014
Short-term debt and current maturities of long-term debt	$4,215		$1,267		$2,864		$42,887
Long-term debt	487,921		629,046		649,344		649,980
Total debt	492,136		630,313		652,208		692,867
Less cash and cash equivalents	96,200		200,279		80,598		33,360
Net debt	$395,936		$430,034		$571,610		$659,507

TTM Adjusted EBITDA	$229,410		$235,002		$163,949		$126,597

Total debt/TTM Adjusted EBITDA	2.1	x	2.7	x	4.0	x	5.5	x
Net debt/TTM Adjusted EBITDA	1.7	x	1.8	x	3.5	x	5.2	x

ATKORE INTERNATIONAL GROUP INC.
TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months ended June 30, 2017:

	TTM	Three Months Ended
(in thousands)	June 30, 2017	June 30, 2017	March 31, 2017	December 30, 2016	September 30, 2016
Net income	$79,354	$27,465	$18,935	$17,382	$15,572
Interest expense, net	32,053	5,811	5,231	9,830	11,181
Income tax expense	33,205	11,431	12,375	5,507	3,892
Depreciation and amortization	55,195	13,341	13,273	13,628	14,953
Loss (gain) on extinguishment of debt	9,805	—	—	9,805	—
Restructuring & impairments	2,401	(101)	412	389	1,701
Net periodic pension benefit cost	110	—	—	—	110
Stock-based compensation	13,598	3,064	3,584	2,720	4,230
ABF product liability impact	212	—	—	—	212
Consulting fee	—	—	—	—	—
Legal matters	7,583	—	7,501	—	82
Transaction costs	5,027	845	138	1,560	2,484
Gain on sale of joint venture	(5,774)	—	(5,774)	—	—
Other	(3,359)	177	447	(10,930)	6,947
Adjusted EBITDA	$229,410	$62,033	$56,122	$49,891	$61,364